Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Splunk Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to Splunk Inc. Inducement Restricted Stock Unit Award Agreement (“RSU Award”)	Rule 457(c) and Rule 457(h)	96,034	$135.70	$13,031,813.80	0.0000927	$1,208.05
Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to Splunk Inc. Inducement Performance Stock Unit Award Agreement (the “PSU Award,” and together with the RSU Award, the “Awards”)	Rule 457(c) and Rule 457(h)	288,104	$135.70	$39,095,712.80	0.0000927	$3,624.18
Total Offering Amounts	384,138				$52,127,526.60		$4,832.23
Total Fee Offsets							–
Net Fee Due							$4,832.23

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Awards being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)	Consists of shares of the Registrant’s Common Stock underlying the Awards which will be granted to the Registrant’s Chief Executive Officer as an inducement material to his acceptance of employment with the Registrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on April 7, 2022.